Exhibit 99.1

CAMAC ENERGY INC. ANNOUNCES THIRD QUARTER EARNINGS

Houston, Texas – November 8, 2010 (BUSINESS WIRE) - CAMAC Energy Inc. (NYSE Amex: CAK), today announced a net loss of $188.6 million, or $1.32 per diluted share for the three months ended September 30, 2010. This includes a non-cash impairment charge of $186.2 million, or $1.30 per diluted share due to a downward revision of proved reserves at the Oyo Field. Excluding this non-cash charge, CAMAC Energy had a net loss of $2.3 million, or $0.02 per diluted share, for the three months ended September 30, 2010, compared with a net loss of $2.6 million, or $0.06 per diluted share, for the same period in 2009.

Included in its third quarter results, CAMAC Energy plans to issue a summary of an updated independent reserves report with its Form 10-Q for the quarter that shows the Company has total estimated net proved reserves of 5.4 million barrels, compared to the 9.4 million barrels estimated in the 2008 reserve report the Company inherited through the April 2010 acquisition of its Oyo Field interests, all of which belong to the Company’s interest in the Oyo Field. This decline in estimated proved reserves is due in part to previously disclosed issues with well performance at the Oyo Field and a lower applied oil price in line with SEC guidelines.

The Company’s CFO, Mr. Abiola Lawal, commented, “During the third quarter, we engaged independent petroleum consultants Netherland, Sewell & Associates (NSAI) to provide a reserve report on the Oyo Field. After reviewing NSAI’s report, we concluded that an asset impairment test was required in accordance with accounting guidelines. Results of the asset impairment test indicated the need to record a non-cash impairment charge of $186.2 million, which we have included in our third quarter results. However, this did not impact our operations in Nigeria or China during the quarter.”

Operating revenues were $8.8 million for the third quarter of 2010 compared to $12.3 million for the second quarter of 2010. Third quarter revenues reflect both a lower average oil price and lower net sales volumes. Net production for the Oyo Field was 375 bopd in the third quarter, compared to 846 bopd reported for the second quarter. Selling, general and administrative expenses were $2.3 million for the third quarter, which included approximately $600 thousand of non-recurring costs primarily associated with the CEO search and interim management consulting fees.

Cash and cash equivalents at the end of the third quarter were $10.8 million as compared to $21.9 million at the end of the second quarter of 2010. The decrease is primarily due to the payment of $6.8 million in the third quarter of the final cash consideration due related to the Oyo Field acquisition. Additionally, the second quarter of 2010 was positively affected by a cash receipt related to the receivables acquired in the Oyo Field acquisition. Sequential cash flow from operations for the quarter was also affected by a delay in the cash receipt of proceeds from the July lifting.

“Plans to commence well intervention to reduce gas flow and increase oil production from the Oyo Field are underway,” stated Byron Dunn, the Company’s President and Chief Executive Officer. “In addition, we continue planning with partner ENI to drill an additional Oyo producing well in 2011 which should further increase our production from the Field. The anticipated November closing of our acquisition of the PSC contract rights with respect to the remainder of OML 120 and OML 121 is expected to represent substantial additional long-term value for the Company in West Africa, and we look forward to this transaction closing at the end of November as scheduled.”

A summary of the new reserve report may be found in the Form 10-Q for the period ended September 30, 2010, which will be filed on November 9th.

A conference call for investors will be held today at 4:00 p. m. Central Time (5:00 p.m. Eastern Time) to discuss CAMAC Energy’s operations and third quarter results. Hosting the call will be Byron A. Dunn, President and Chief Executive Officer and Abiola L. Lawal, Chief Financial Officer.

The call can be accessed live over the telephone by dialing, (877) 407-0784, or for international callers, (201) 689-8560. A replay will be available shortly after the conference call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for the replay is 360408.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Investors- Events & Presentations section of CAMAC Energy’s website at www.camacenergy.com. A replay of the webcast will be available until November 22, 2010.

About CAMAC Energy Inc.

CAMAC Energy Inc. (NYSE Amex: CAK) is a U.S.-based energy company engaged in the exploration, development and production of oil and gas. The Company focuses on early cash flow and high-return global energy projects and currently has operations in Nigeria and, through its Pacific Asia Petroleum subsidiaries, in China. The Company's principal assets include interests in the Oyo Field, an offshore oil asset in deepwater Nigeria that started production in December 2009, a 100% interest in the Zijinshan Gas Block asset located in the Shanxi Province, China, and the Enhanced Oil Recovery and Production business in Northern China. CAMAC Energy Inc. has offices in Hartsdale, New York, Houston, Texas, Beijing, China, and Lagos, Nigeria.

Forward-Looking Statements

This press release may contain certain “forward-looking statements” relating to the business of CAMAC Energy Inc. (the “Company”) and its subsidiaries. All statements, other than statements of historical fact included herein are “forward-looking statements” including statements regarding: the general ability of CAMAC Energy Inc. to achieve its commercial objectives; the business strategy, plans and objectives of CAMAC Energy Inc. and its subsidiaries; and any other statements of non-historical information. Words such as “anticipates,” “expects,” “plans,” “projects,” “believes,” “seeks,” “estimates,” and similar expressions are intended to identify such forward-looking statements. The statements are based upon management’s current expectations, estimates and projections, are not guarantees of future performance, and are subject to a variety of risks, uncertainties and other factors, some of which are beyond CAMAC Energy Inc.’s control and are difficult to predict, including those discussed in CAMAC Energy Inc.'s periodic reports that are filed with the SEC and available on its website (http://www.sec.gov). You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, CAMAC Energy Inc. undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:

CAMAC Energy Inc.
Bonnie Tang
PR@camacenergy.com
(713) 364-4114
www.camacenergy.com

Investor Relations Contact:

ir@camacenergy.com
(832) 209-1419